Infinity Core Alternative Fund
c/o UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, WI 53233
Victor Fontana

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 6561
100 F Street, N.E.
Washington, D.C. 20549
Sent via email: secpsletters@sec.gov

On June 30, 2014, KPMG LLP (KPMG) acquired certain assets of ROTHSTEIN-KASS, P.A.
(d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates (Rothstein Kass), the independent registered public accounting firm for Infinity Core
Alternative Fund (the Company).
As a result of this transaction, on
June 30, 2014, Rothstein Kass resigned
as the independent registered public
accounting firm for the Company
(Commission File No.811-22923).

Sincerely,
/s/ Rothstein Kass
Rothstein Kass